Exhibit 99.1

FOR IMMEDIATE RELEASE:	CONTACTS:
ArthroCare Corp.
Misty Romines
512-391-3902

ARTHROCARE REPORTS SECOND QUARTER 2012 FINANCIAL RESULTS

Austin, Texas — August 1, 2012 — ArthroCare Corp. (NASDAQ: ARTC), a leader in developing state-of-the-art, minimally invasive surgical products, announced its financial results for the second quarter ended June 30, 2012.

SECOND QUARTER 2012 HIGHLIGHTS

•                  Total revenue of $91.7 million.

•                  Income from operations of $17.9 million, or operating margin of 19.6 percent.

•                  Net income available to common stockholders of $11.4 million, or $0.34 per diluted share.

REVENUE

Total revenue from continuing operations for the second quarter of 2012 was $91.7 million, compared to $91.3 million for the second quarter of 2011, an increase of 0.5 percent.

Product sales for the second quarter of 2012 were $87.5 million compared to $86.9 million in the second quarter of 2011, an increase of 0.6 percent.  Product sales increased 2.7 percent in constant currency over the prior year.

Worldwide sales of Sports Medicine products increased $0.6 million or 1.0 percent.  In constant currency, Sports Medicine product sales increased 3.4 percent this quarter when compared to the same quarter in 2011.  In the Americas, Sports Medicine product sales increased $1.7 million which consisted of an increase in proprietary Sports Medicine product sales of $0.6 million, or 1.8 percent, and an increase in contract manufactured product sales of $1.1 million, or 20.8 percent.  The increase in Americas Sports Medicine proprietary product sales is related to increases in our average selling prices due to distribution changes initiated in 2011.  International Sports Medicine product sales decreased $1.1 million, or 5.5 percent, in the second quarter of 2012 compared to the same period in 2011 primarily as a result of the U.S. dollar strengthening against the euro, British pound, and Australian dollar.

Worldwide ENT product sales decreased $0.5 million, or 1.9 percent.  In constant currency, ENT sales remained flat in the second quarter of 2012 as compared to the same quarter of 2011.  Americas ENT product sales decreased $1.1 million or 4.9 percent primarily as a result of a decrease in product volume sold partially offset by an increase in average selling prices.  International ENT product sales increased $0.6 million or 12.6 percent, primarily due to higher sales volumes in Asia Pacific markets partially offset by the effect of the U.S. dollar strengthening against the euro, British pound, and Australian dollar.

Other product sales increased $0.5 million in the second quarter of 2012 compared to the same quarter of 2011.

Across all product areas International product sales increased $0.4 million, or 1.5 percent in the second quarter of 2012 as compared to the same quarter of 2011.  Had the same foreign currency rates been in effect in the quarter ended June 30, 2012 as were in effect in the second quarter in 2011, the U.S. dollar reported value of product sales would have been higher by $1.8 million for this quarter.

Management believes percentage sales growth in constant currency is an important metric for evaluating our operations because the impact of changing foreign currency exchange rates may not provide an accurate baseline for analyzing trends in our business.  Percentage sales growth in constant currency is calculated by translating current year sales at prior year average foreign currency exchange rates. Constant currency is a non-GAAP measure and it should not be considered as a substitute for measures prepared in accordance with GAAP.

GROSS PRODUCT MARGIN

Gross product margin was 68.7 percent for the second quarter of 2012 compared to 70.2 percent for the second quarter of 2011.  The decrease in gross product margin in this quarter is due to lower reported product sales from International markets due to the weakening euro, British pound and Australian dollar against the U.S. dollar.  Gross product margin was also lower due to the increasing proportion of Ambient® products to overall Sports Medicine Coblation® product sales.  Ambient products have a lower yield and higher production cost compared to non-Ambient products.

INCOME FROM OPERATIONS

Income from operations for the second quarter of 2012 was $17.9 million compared to $15.0 million for the same period in 2011.  Operating margin for the second quarter of 2012 was 19.6 percent compared to 16.4 percent for the same period in 2011.

Under the short-term incentive plan for 2012 approved by the Board of Directors, Adjusted Operating Margin is a key metric for purposes of evaluating business performance.  Adjusted Operating Margin is Operating Margin adjusted for investigation and restatement related costs.  Investigation and restatement related costs were 1.2 percent and 4.3 percent of total revenue for the second quarters of 2012 and 2011, respectively, and Adjusted Operating Margin was 20.8 percent and 20.7 percent for these same periods. Adjusted Operating Margin is a non-GAAP measure of profitability and it should not be considered as a substitute for measures prepared in accordance with GAAP.

Total operating expenses were $46.4 million in the second quarter of 2012 compared to $50.4 million in the second quarter of 2011.  Research and development expense increased $1.3 million and sales and marketing expense increased $1.6 million, offset by a decrease of $3.4 million in exit costs and a decrease of $2.8 million in investigation and restatement-related costs.

NET INCOME AVAILABLE TO COMMON STOCKHOLDERS

Earnings per share from continuing operations applicable to common stockholders was $0.34 per diluted share in the second quarter of 2012 compared to $0.29 per diluted share in the second quarter of 2011.

Net income available to common stockholders in the second quarter of 2011 included income from discontinued operations of $1.6 million and earnings per share applicable to common stockholders was $11.4 million or $0.34 per diluted share in the second quarter of 2012, compared to $11.5 million, or $0.34 per diluted share, in the second quarter of 2011.

BALANCE SHEET AND CASH FLOWS

Cash and cash equivalents was $181.2 million as of June 30, 2012 compared to $219.6 at December 31, 2011. In the first quarter of 2012, the Company paid $74 million as required under the proposed settlement of the private securities class actions.  Excluding this payment, cash and cash equivalents increased $35.6 million during the six-months ended June 30, 2012.  Cash used in operating activities for the six months ended June 30, 2012 was $33.0 million compared to cash flows provided by operating activities of $44.0 million for the six months ended June 30, 2011.  Adjusting for the funding of the $74 million settlement of the private securities class actions, cash provided by operating activities in the first six months of 2012 would have been $41.0 million.

CONFERENCE CALL

ArthroCare will hold a conference call with the financial community to present these results at 8:30 a.m. ET/5:30 a.m. PT on Thursday, August 2, 2012. To participate in the live conference call dial 855-724-2350.  A live and on-demand webcast of the call will be available on ArthroCare’s Web site at www.arthrocare.com.  A telephonic replay of the conference call can be accessed by dialing 800-633-8284 and entering pass code number 21600260.  The replay will remain available through August 16, 2012.

ABOUT ARTHROCARE

ArthroCare develops and manufactures surgical devices, instruments, and implants that strive to enhance surgical techniques as well as improve patient outcomes.  Its devices improve many existing surgical procedures and enable new minimally invasive procedures.  Many of ArthroCare’s devices use its internationally patented Coblation® technology. This technology precisely dissolves target tissue and limits damage to surrounding healthy tissue. ArthroCare also develops surgical devices utilizing other patented technology including its OPUS® line of fixation products as well as re-usable surgical instruments.  ArthroCare is leveraging these technologies in order to offer a comprehensive line of surgical devices to capitalize on a multi-billion dollar market opportunity across several surgical specialties, including its two core product areas consisting of Sports Medicine and Ear, Nose, and Throat as well as other areas such as spine, wound care, urology and gynecology.

FORWARD-LOOKING STATEMENTS

The information provided herein includes forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on beliefs and assumptions by management and on information currently available to management. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update any of them publicly in light of new information or future events. Additional factors that could cause actual results to differ materially from those contained in any forward-looking statement include, without limitation: the resolution of litigation pending against the Company; the impact upon the Company’s operations of legal compliance matters which may require improvement and remediation; the ability of the Company to control expenses relating to legal or compliance matters; the Company’s ability to remain current in its periodic reporting requirements under the Exchange Act and to file required reports with the Securities and Exchange Commission on a timely basis; the results of the investigation being conducted by the United States Department of Justice; the impact on the Company of additional civil and criminal investigations by state and federal agencies and civil suits by private third parties involving the Company’s financial reporting and its previously announced restatement and its insurance billing and healthcare fraud-and-abuse compliance practices; the results of the civil investigation by the Department of Justice related to the Civil Investigative Demand we received arising under the False Claims Act; the possibility that the Department of Justice could institute civil proceedings against us, based on the results of the investigation related to the Civil Investigative Demand; the risk that we could be subject to qui tam suits involving the False Claims Act; the possibility that the Department of Justice could institute a criminal enforcement action against us based on the results of the civil investigation related to the Civil Investigative Demand;  the resolution of any litigation related to the civil investigation; the ability of the Company to attract and retain qualified senior management and to prepare and implement appropriate succession planning for its Chief Executive Officer; general business, economic and political conditions; competitive developments in the medical devices market; changes in applicable legislative or regulatory requirements; the Company’s ability to effectively and successfully implement its business strategies, and manage the risks in its business; and the reactions of the marketplace to the foregoing.

Financial Tables Appended

ARTHROCARE CORPORATION

Condensed Consolidated Balance Sheets - Unaudited

(in thousands, except par value data)

	June 30, 2012	December 31, 2011

ASSETS
Current assets:
Cash and cash equivalents	$181,246	$219,605
Accounts receivable, net of allowances of $2,149 and $2,251 at June 30, 2012 and December 31, 2011, respectively	45,718	51,350
Inventories, net	42,849	35,761
Deferred tax assets	31,332	40,622
Prepaid expenses and other current assets	6,283	5,532
Total current assets	307,428	352,870

Property and equipment, net	32,873	35,769
Intangible assets, net	4,007	5,457
Goodwill	119,398	119,159
Deferred tax assets	18,156	18,159
Other assets	1,634	1,587
Total assets	$483,496	$533,001

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$14,077	$15,258
Accrued liabilities	34,691	112,586
Deferred Revenue	489	742
Deferred tax liabilities	74	—
Income tax payable	—	1,542
Total current liabilities	49,331	130,128

Deferred tax liabilities	286	29
Other non-current liabilities	19,110	18,922
Total liabilities	68,727	149,079

Commitments and contingencies (Notes 8 and 9)

Series A 3% Redeemable Convertible Preferred Stock, par value $0.001; Authorized: 100 shares; Issued and outstanding: 75 shares at June 30, 2012 and December 31, 2011; Redemption value: $87,089	78,951	77,184

Stockholders’ equity:
Preferred stock, par value $0.001; Authorized: 4,900 shares; Issued and outstanding: none	—	—
Common stock, par value $0.001; Authorized: 75,000 shares; Issued: 31,678 and 31,523 shares Outstanding: 27,720 and 27,562 shares at June 30, 2012 and December 31, 2011, respectively	28	28
Treasury stock: 3,955 and 3,968 shares at June 30, 2012 and December 31, 2011, respectively	(106,781)	(107,126)
Additional paid-in capital	406,246	400,580
Accumulated other comprehensive income	4,229	4,615
Retained earnings	32,096	8,641
Total stockholders’ equity	335,818	306,738
Total liabilities, redeemable convertible preferred stock and stockholders’ equity	$483,496	$533,001

ARTHROCARE CORPORATION

Condensed Consolidated Statements of Operations - Unaudited

(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011

Revenues:
Product sales	$87,471	$86,925	$175,846	$170,432
Royalties, fees and other	4,235	4,349	8,732	8,774
Total revenues	91,706	91,274	184,578	179,206

Cost of product sales	27,355	25,897	54,006	50,641

Gross profit	64,351	65,377	130,572	128,565
Operating expenses:
Research and development	7,899	6,613	15,493	13,423
Sales and marketing	28,842	27,274	59,042	55,372
General and administrative	8,154	8,713	16,642	16,893
Amortization of intangible assets	1,316	1,323	2,637	2,634
Exit costs	(938)	2,490	(778)	2,490
Investigation and restatement-related costs	1,131	3,970	2,224	6,182
Total operating expenses	46,404	50,383	95,260	96,994

Income from operations	17,947	14,994	35,312	31,571

Non-operating gains (losses)	(1,147)	(123)	(761)	367

Income from continuing operations before income taxes	16,800	14,871	34,551	31,938

Income tax provision	4,536	4,171	9,329	8,779

Net income from continuing operations	12,264	10,700	25,222	23,159

Income from discontinued operations, net of taxes	—	1,600	—	1,911

Net income	12,264	12,300	25,222	25,070

Accrued dividend and accretion charges on Series A 3% Redeemable Convertible Preferred Stock	(887)	(849)	(1,766)	(1,689)

Net income available to common stockholders	11,377	11,451	23,456	23,381

Other comprehensive income
Foreign currency translation adjustments	(778)	135	(386)	1,034

Total comprehensive income	11,486	12,435	24,836	26,104

Weighted average shares outstanding:
Basic	27,639	27,338	27,648	27,267
Diluted	27,934	27,789	28,003	27,702

Earnings per share from continuing operations
Basic	$0.34	$0.30	$0.70	$0.65
Diluted	$0.34	$0.29	$0.69	$0.64

Earnings per share applicable to common stockholders:
Basic	$0.34	$0.35	$0.70	$0.71
Diluted	$0.34	$0.34	$0.69	$0.70

ARTHROCARE CORPORATION

Supplemental Schedule of Product Sales - Unaudited

(in thousands)

	Three Months Ended				Three Months Ended
	June 30, 2012				June 30, 2011
	Americas	International	Total Product Sales	% Net Product Sales	Americas	International	Total Product Sales	% Net Product Sales

Sports medicine	$38,051	$19,661	$57,712	66.0%	$36,348	$20,808	$57,156	65.7%
ENT	21,532	5,390	26,922	30.8%	22,650	4,785	27,435	31.6%
Other	411	2,426	2,837	3.2%	859	1,475	2,334	2.7%
Total product sales	$59,994	$27,477	$87,471	100.0%	$59,857	$27,068	$86,925	100.0%

	Six Months Ended				Six Months Ended
	June 30, 2012				June 30, 2011
	Americas	International	Total Product Sales	% Net Product Sales	Americas	International	Total Product Sales	% Net Product Sales

Sports medicine	$77,081	$39,943	$117,024	66.5%	$73,729	$40,136	$113,865	66.8%
ENT	43,308	10,783	54,091	30.8%	42,687	9,052	51,739	30.4%
Other	1,000	3,731	4,731	2.7%	1,545	3,283	4,828	2.8%
Total product sales	$121,389	$54,457	$175,846	100.0%	$117,961	$52,471	$170,432	100.0%